EXHIBIT 10.4

                           FINANCIAL PUBLIC RELATIONS
                              CONSULTING AGREEMENT

     This Financial Public Relations consulting Agreement made as of the 28th day of October, 1998, by and between MILAN CAPITAL GROUP, INC., having its principal office located at 200 Broadhollow Road, Suite 207l Melville, New York 11747 (hereinafter referred to as the "Consultant") and ERHC (the "Company"), an environmental remediation corporation having its principal office located at 3-5 Audrey Avenue, Oyster Bay, New York 11771.

                                    Recitals

     WHEREAS, the Company, a public company, requires financial public relations services and assistances and desires to employ Consultant, as an independent contractor Consultant, to provide such services, and Consultant is agreeable to such employment, and the parties desire a written document formalizing their relationship and evidencing the terms of their agreement:

                                    Agreement

     NOW, THEREFORE, intending to be legally bound and in consideration of the mutual promises and covenants, the parties have agreed as follows:

     1. Appointment: The Company hereby retains the Consultant as its financial public relations counsel and hereby retains and employs Consultant, on the terms and conditions of this Agreement. The consultant accepts such appointment and agrees to perform the services in accordance with the terms and conditions of this Agreement.
     2. Term: The term of this Agreement shall begin on October 28, 1998 and shall terminate on October 28, 1999.

         3.       Services:

                  (A) Consultant shall act, generally, as an financial public relations counsel essentially. Acting: (1) as a liaison between the Company and its stockholders;
                           (2) as an advisor to the company with respect to existing and potential market makers, broker-dealers, underwriters, and investors as well as being a liaison between the Company and such persons; and (3) as an advisor to the company with respect to communications and information (e.g. interviews, press releases, shareholder reports, etc.).
                           As well as planning, designing, developing,organizing writing and distributing such communications and information as the company may request or direct.

                  (B) As the Company shall request or direct, Consultant shall assist in establishing, and advise the company with respect to: shareholder meetings, interviews of Company officers by analysts, market makers, broker-dealers, and other members of the financial community, both in the United States and in Europe.

                  (C) Consultant shall seek to make the Company, its management, its products, and its financial situation and prospects known to the financial press and publications, broker-dealers, and other members of the financial community, both in the United States and Europe.

                  (D) As the Company shall request or direct, Consultant shall act, generally as a financial public relations counselor to the Company, including: (1) introducing the Company to broker-dealers, market makers, banks, financial advisors, financial institutions and potential investors, both in the United States and in Europe; (2) introducing the Company to potential business partners and customers; and (3) arranging interviews and analyst meetings, and securing invitation of the Company to appropriate conferences and busines events, and similar financial public relations events.

                  (E) The initial services to be rendered by Consultant, at COMPANY'S expense, shall be (1) securing of TV and radio interviews and placement of at least one magazine profile; (2) the fulfillment and distribution of leads generated by promotions throughout the broker network; (3) weekly conference call with brokers and investors; (4) 1,2, and 3 shall be mutually agreed upon by both Consultant and the Company. The funds required to fulfill these obligations are to be expended out and mutually agreed upon by both Consultant and the Company prior to expenditure.

     4.   Limitations   on  Services:   The  parties   recognize   that  certain
responsibilities and obligations are imposed by other U.S. and foreign securities laws as well as by the applicable rules and regulations of the MASD, in-house "due diligence" or "compliance" departments of brokerage house, etc. Accordingly, Consultant agrees:

                  (A) Consultant shall NOT release any financial or other information or data about the Company without the consent and approval of the Company.

                  (B) Consultant shall NOT conduct any meeting with financial analyst without informing and receiving approval by the Company in advance of the proposed meeting and the format or agenda of such meeting and the Company may elect to have a representative of the Company attend at such meeting.

                  (C) Consultant shall NOT release any information or data about the company to any selected or limited person(s), entity, or group, if the Consultant is aware that such information or data has not been generally released or promulgated.

     5.  Duties of the Company

                  (A) The Company shall supply Consultant, on a regular and timely basis, with all approved data and information about the Company, its management, its products, and its operations and the Company shall be responsible for advising Consultant of any facts which would affect the accuracy of any prior data and information previously supplied to Consultant so that Consultant may take corrective action.

                  (B) The Company shall, from time to time as applicable, promptly supply Consultant: (i) with full and complete copies of any and all filings with the Securities and Exchange Commission and all foreign securities agencies; (ii) with full and complete copies of all filings with any stock exchanges; (iii) with full and complete copies of all shareholder reports and communications whether or not prepared with CONSULTANT'S assistance; (iv) with all data and information supplied to any analyst, broker-dealer, market maker, or other member of the financial community; (v) with all consulting agreements signed by the Company; and (vi) with all product/services brochures, sales materials, etc.

                  (C) During the term of this Agreement, Company shall notify Consultant prior to issuing any shares under Regulations S, or a form S-8, or under any other method which results in free trading shares during the term of this Agreement.

                  (D) The company shall promptly notify Consultant of any event which triggers any restricitons on publicity, together with a statement as to coountires included within the publicity restriction requirements.

                  (E) The Company shall, contemporaneously with supplying information or data to Consultant, notify consultant if any information or data being supplied to
                           Consultant has not been generally released or promulgated.

     6.  Representation and Indemnification:

                  (A) The Company shall be deemed to make a continuing representation of the accuracy of any and all material facts, material information ,a nd material data which it supplies to Consultant and the Company acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing their public relations functions.

                  (B) Consultant, in the absence of notice in writing from Company, will rely on the continuing accuracy of material, information, and data supplied by the Company.

                  (C) The Company hereby agrees to indemnify Consultant against, and to hold
                           Consultant harmless from, any claims, demands, suits, losses, damages, etc. arising out of CONSULTANT'S reliance on the general availability of information supplied to Consultant unless Consultant has been negligent in fulfilling their duties and obligations hereunder.

                  (D) The Company hereby authorizes Consultant to issue corrective, amendatory, supplemental, or explanatory press releases, shareholder communications and reports, or data supplied to analysts, broker-dealers, market makers, or other members of the financial community after approval by the Company

     7.  Compensation:  For all financial  public  relations  services  rendered
hereunder   during  the  term  hereof,   Company  and/or  certain   stockholders
("STOCKHOLDERS") shall issue Consultant as follows:

                  (A) COMPANY shall pay Consultant $12,500 U.S. per month for the twelve (12) months beginning October 28, 1998 and ending October 28, 1999; payable two (2) months within ten (10) days of the signing of this Agreement. This amount will be satisfied in U.S. dollars.

                  (B) COMPANY shall issue to Consultant or its assignee Ira Monas immediately following execution hereof, 150,000 free trading shares of the common stock of ERHC through S-8 registration and 100,000 shares of the common stock of ERHC in thirty (30) days.

                  (C) COMPANY and/or STOCKHOLDERS shall issue to CONSULTANT or its assignee Ira Monas immediately following execution hereof, the following stock options to purchase from the Company. These options shall be at the following strike prices:

                                    75,000  @        0.75
                                    75,000  @        1.00
                                    75,000  @        1.25
                                    75,000  @        1.50

                           All options shall be exercisable for a 24-month period commencing October 28, 1998 and ending October 28, 2000. These options shall be fully registered and have the same registration rights as any stock registered by the company following execution of this Agreement. ERHC (COMPANY) shall take whatever steps that are necessary to register the shares issued as a result of the exercise of these options if no other registration occurs within twelve (12) months hereof.

                  (D) The parties acknowledge that in negotiating these fees they recognize that the services contemplated under this Agreement may not be performed in equal monthly segments, but may be substantial during the earlier portion of the term of this Agreement, but less after the relationships and communication lines are established directly by the Company. Accordingly, the lessening of the proportion of services over the later portion of this Agreement shall not constitute a breach of Agreement or termination.

                  (E) The Company shall pay its own costs and expenses incurred by Consultant in providing the contemplated financial public relations services, including, but not limited to: wire service distribution cost (i.e., Business Wire). Out-of- pocket expenses for telephone/facsimile charges, and postage and delivery services charges as well as compensation to third party vendors, copywriters, staff writers, art and graphic personnel, printing, etc. provided such expenses have been approved by the Company. In addition, all travel and entertainment expenses of the Consultant on behalf of the Company shall be approved by the Company prior to the expenditure.

                  (F) For all special services, not within the scope of this Agreement, Company shall pay Consultant such fees, costs, and expenses as, and when, the parties shall determine in advance of performance of the special services provided that the Company has agreed in advance of the special services.

     8. Billing and Payment: For all services compemplated to be rendered hereunder, and the costs and expenses thereof, the Company shall pay Consultant on the 1st day of each month as outlined in paragraph 7A, B, C, D, E and F.

     9. Relationship of Parties: Consultant is an independent contracts, responsible for compensation of its own affiliates, agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment compensation) and all workmen's compensation insurance. This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties and no party is intended to have any interest in the business or property of the other by reason of this Agreement.

     10. Termination: This Agreement may be terminated by either the Company or the Consultant prior to the expiration of the term provided in Paragraph 2 above as follows:

                  (A) Upon failure of the other party to cure default under, or a breach of, this Agreement within ninety
                           (90) days after written notice is given to such default of breach by the terminating party. In the event the Company terminates this Agreement for breach, the Company will not be obligated to register Consultant's shares if the Company files a registration statement;

                  (B) Upon the bankruptcy or liquidation of the other party whether voluntary or involuntary;

                  (C) Upon the other party taking the benefit of any insolvency law; and/or

                  (D) Upon the other party having or applying for a receiver appointed for all or a substantial part of such party's assets or business.

                  (E)      The Company may terminate  this Agreement with ninety
                           (90) days notice. All monthly cash payments will cease upon the date of termination. The options issued under section 7B in the Agreement are exempt from this clause and remain effective for twenty-four
                           (24) months.

     11. Waiver of Breach: The waiver by a party of a breach of any provision of this Agreement by another party shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

     12. Assignment: The rights and obligations of the parties under this Agreement shall endure to the benefit of, and shall be binding upon, the successors and assigns of the parties.

     13. Notices: Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail, return receipt requested, to the principal office of the party being notified.

     14. Entire Agreement: This instrument contains the entire Agreement of the parties and may be modified only by agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. If any provision of this Agreement is declared void, such provision shall be severed from this Agreement, which shall otherwise remain in full force and effect.

     15. Governing Law: This Agreement shall be a contract made in the State of New York and shall be interpreted and governed by, and construed in accordance with, the laws of the State of New York.

     16. Taxes: Any and all taxes, excises, assessments, levies, interest and penalties, which may be assessed, levied, demanded, or imposed by any governmental agency in connection with this Agreement, shall be paid by the party upon which they are imposed and shall be the sole obligation of such party.

     17. Arbitration: Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in the State of New York in accordance with the applicable rules of the American Arbitration Association.

     18.   Counterparts:   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement.


ENVIRONMENTAL REMEDIATION
HOLDING CORPORATION (ERHC)

By:      Jim R. Callender, Sr.
     President and CEO

By:      James A Griffin
     Corporate Secretary

MILAN CAPITAL GROUP, INC.

By:      Ira A. Monas
     Managing Director